Exhibit 99.1

LIBERTY GLOBAL PLC
UNAUDITED CONDENSED CONSOLIDATED
PRO FORMA FINANCIAL STATEMENTS

Liberty Global plc (Liberty Global) is a public limited company organized under the laws of England and Wales. On July 31, 2019, the “Vodafone Disposal Group”, which comprises Liberty Global’s operations in Germany, Romania, Hungary and the Czech Republic, was sold to Vodafone Group plc (Vodafone).

The accompanying unaudited condensed consolidated pro forma balance sheet as of March 31, 2019 gives effect to the sale of the Vodafone Disposal Group as if such transaction had occurred on such date. The accompanying unaudited condensed consolidated pro forma statements of operations for the three months ended March 31, 2019 and for the year ended December 31, 2018 give effect to the sale of the Vodafone Disposal Group as of such transaction had occurred on January 1, 2018. In these unaudited condensed consolidated pro forma financial statements, the terms “we” and “our” refer to Liberty Global.

The unaudited condensed consolidated pro forma financial statements, which have been prepared in accordance with accounting principals generally accepted in the United States, do not purport to be indicative of the results of operations that Liberty Global will obtain in the future or that Liberty Global would have obtained if the sale of the Vodafone Disposal Group had occurred on the dates referred to above. The pro forma adjustments are based upon currently available information and upon certain assumptions we believe are reasonable. These unaudited condensed consolidated pro forma financial statements should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K (as amended) for the fiscal year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019.

In connection with the May 9, 2018 signing of the sale and purchase agreement associated with the Vodafone Disposal Group, (i) our historical condensed consolidated balance sheet as of March 31, 2019, (ii) our historical consolidated statement of operations for the year ended December 31, 2018 and (iii) our historical condensed consolidated statement of operations for the three months ended March 31, 2019 each present the operations of the Vodafone Disposal Group as discontinued operations. Vodafone acquired our German business inclusive of its debt, and all of Germany’s debt, related interest expense and derivative instruments are included in discontinued operations as such debt and derivative instruments are direct obligations of entities included within the Vodafone Disposal Group. Our operations in Hungary, the Czech Republic and Romania are included in our UPC Holding borrowing group. No debt, interest expense or derivative instruments of our UPC Holding borrowing group, other than with respect to certain borrowings that are direct obligations of the disposed entities, has been allocated to discontinued operations. Subsequent to the closing of the transaction, we used a portion of the net proceeds to prepay in full the $1,645.0 million outstanding principal amount on a U.S. dollar-denominated term loan facility under our UPC Holding borrowings group (the “Term Loan Prepayment”).

On February 27, 2019, we entered into an agreement to sell our operations in Switzerland inclusive of the UPC Holding borrowing group’s existing senior and senior secured notes. Closing of this transaction is expected by the end of 2019. After giving effect to the Term Loan Prepayment and the sale of UPC Switzerland, our remaining operations in Poland and Slovakia (together, our “Central and Eastern Europe operating segment”) that are currently included in our UPC Holding borrowing group will be debt free. We continually evaluate our capital structure and, accordingly, it is reasonably possible that in future periods we may borrow against our Central and Eastern Europe operating segment. Historically, we have generally sought to cause our operating subsidiaries to maintain their debt at levels that result in a consolidated debt balance that is between four and five times our consolidated Adjusted OIBDA.

LIBERTY GLOBAL PLC
Unaudited Condensed Consolidated Pro Forma Balance Sheet
March 31, 2019

	Liberty Global Plc - Historical	Pro forma Adjustments		Liberty Global Plc - Pro forma
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$939.4	$11,351.8	(1)	$10,538.5
		(107.7)	(1)
		(1,645.0)	(2)
Current assets of discontinued operations	412.1	(404.3)	(1)	7.8
Receivables and other current assets	2,325.7	—		2,325.7
Total current assets	3,677.2	9,194.8		12,872.0
Investments and related note receivables	5,014.4	—		5,014.4
Property and equipment, net	13,811.4	—		13,811.4
Goodwill	13,749.9	—		13,749.9
Deferred tax assets	2,560.6	—		2,560.6
Long-term assets of discontinued operations	10,559.5	(10,471.4)	(1)	88.1
Other assets, net	4,064.6	—		4,064.6
Total assets	$53,437.6	$(1,276.6)		$52,161.0

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$3,679.4	$(199.7)	(1)	$3,479.7
Current liabilities of discontinued operations	2,082.4	(2,038.6)	(1)	43.8
Other accrued and current liabilities	4,413.4	218.1	(1)	4,631.5
Total current liabilities	10,175.2	(2,020.2)		8,155.0
Long-term debt and finance lease obligations	26,360.3	(1,629.0)	(2)	24,731.3
Long-term liabilities of discontinued operations	10,318.3	(10,282.9)	(1)	35.4
Other long-term liabilities	2,734.2	—		2,734.2
Total liabilities	49,588.0	(13,932.1)		35,655.9

Equity:
Share capital	7.3	—		7.3
Additional paid-in capital	9,020.3	—		9,020.3
Retained earnings (accumulated deficit)	(5,164.0)	12,605.9	(1)	7,425.9
		(16.0)	(2)
Accumulated other comprehensive income, net of taxes	496.6	65.6	(1)	562.2
Treasury shares, at cost	(0.1)	—		(0.1)
Total Liberty Global shareholders	4,360.1	12,655.5		17,015.6
Noncontrolling interests	(510.5)	—		(510.5)
Total equity	3,849.6	12,655.5		16,505.1
Total liabilities and equity	$53,437.6	$(1,276.6)		$52,161.0

LIBERTY GLOBAL PLC
Unaudited Condensed Consolidated Pro Forma Statement of Operations
Three months ended March 31, 2019

	Liberty Global plc - Historical	Pro forma adjustments		Liberty Global plc - Pro forma
	(in millions, except share and per share data)

Revenue	$2,868.0	$41.4	(3)	$2,909.4
Operating costs and expenses:
Operating, selling, general and administrative expenses (other than depreciation and amortization) (including stock-based compensation)	1,752.0	1.1	(3)	1,753.1
Depreciation and amortization	939.6	—		939.6
Impairment, restructuring and other operating items, net	70.9	—		70.9
	2,762.5	1.1		2,763.6
Operating income	105.5	40.3		145.8
Non-operating income (expense):
Interest expense	(367.3)	22.8	(4)	(344.5)
Realized and unrealized losses on derivative instruments, net	(82.8)	—		(82.8)
Foreign currency translation gains, net	138.6	—		138.6
Realized and unrealized losses due to changes in fair values of certain investments and debt, net	(8.2)	—		(8.2)
Other income, net	(64.9)	—		(64.9)
	(384.6)	22.8		(361.8)
Loss from continuing operations before income taxes	(279.1)	63.1		(216.0)
Income tax expense	(27.8)	—	(5)	(27.8)
Loss from continuing operations	(306.9)	63.1		(243.8)
Net earnings attributable to noncontrolling interests in our continuing operations	(8.7)	—		(8.7)
Loss from continuing operations attributable to Liberty Global shareholders	$(315.6)	$63.1		$(252.5)

Basic and diluted loss from continuing operations attributable to Liberty Global shareholders per share	$(0.43)			$(0.34)

Weighted average ordinary shares outstanding - basic and diluted	742,090,960			742,090,960

LIBERTY GLOBAL PLC
Unaudited Condensed Consolidated Consolidated Statement of Operations
Year ended December 31, 2018

	Liberty Global plc - Historical	Pro forma adjustments		Liberty Global plc - Pro forma
	(in millions, except share and per share data)

Revenue	$11,957.9	$172.3	(3)	$12,130.2
Operating costs and expenses:
Operating, selling, general and administrative expenses (other than depreciation and amortization) (including stock-based compensation)	7,012.4	4.7	(3)	7,017.1
Depreciation and amortization	3,858.2	—		3,858.2
Impairment, restructuring and other operating items, net	248.2	—		248.2
	11,118.8	4.7		11,123.5
Operating income	839.1	167.6		1,006.7
Non-operating income (expense):
Interest expense	(1,478.7)	94.1	(4)	(1,384.6)
Realized and unrealized gains on derivative instruments, net	1,125.8	—		1,125.8
Foreign currency translation gains, net	90.4	—		90.4
Realized and unrealized losses due to changes in fair values of certain investments and debt, net	(384.5)	—		(384.5)
Other income, net	(30.3)	—		(30.3)
	(677.3)	94.1		(583.2)
Earnings from continuing operations before income taxes	161.8	261.7		423.5
Income tax expense	(1,573.3)	—	(5)	(1,573.3)
Loss from continuing operations	(1,411.5)	261.7		(1,149.8)
Net earnings attributable to noncontrolling interests	(120.5)	—		(120.5)
Loss from continuing operations attributable to Liberty Global shareholders	$(1,532.0)	$261.7		$(1,270.3)

Basic and diluted loss from continuing operations attributable to Liberty Global shareholders per share	$(1.97)			$(1.63)

Weighted average ordinary shares outstanding - basic and diluted	778,675,957			778,675,957

LIBERTY GLOBAL PLC
Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements

(1)    The following table reflects the impact of the sale of the Vodafone Disposal Group, as if such transaction was completed on March 31, 2019 (in millions):

Net cash proceeds received from sale of Vodafone Disposal Group after considering debt and working capital adjustments and cash paid to fund the Vendor Financing Settlement (a) (b)	$11,351.8
Estimated transaction costs	(107.7)
11,244.1
Less: Book value of Vodafone Disposal Group:
Current assets other than cash	404.3
Property and equipment, net	5,688.6
Goodwill	3,903.5
Other assets, net	879.3
Current portion of debt and finance lease obligations	(848.5)
Other accrued and current liabilities	(1,190.1)
Long-term debt and finance lease obligations	(8,919.1)
Other long-term liabilities	(1,363.8)
Accumulated other comprehensive earnings, net	65.6
Net book value of Vodafone Disposal Group	(1,380.2)
Less: Vendor Financing Settlement (b)	(199.7)
Pre-tax gain	12,824.0
Income taxes related to sale - current taxes payable (c)	(218.1)
Total change to retained earnings (accumulated deficit) (d)	$12,605.9
_______________

(a)
Amount represents the euro-denominated net cash proceeds received on July 31, 2019 translated at the March 31, 2019 exchange rate, net of cash paid to fund the Vendor Financing Settlement, as defined below, before considering escrowed amounts. No changes have been made for any differences in the debt and working capital adjustments that would have impacted the final net cash proceeds amount if the transaction had been completed on March 31, 2019 as these differences would not have been material to the net cash proceeds received.

(b)
In connection with the sale of the Vodafone Disposal Group, we repaid certain centrally-held vendor financing obligations associated with the entities comprising the Vodafone Disposal Group (the “Vendor Financing Settlement”). The amount presented in the table represents the assumed repayment of these obligations on March 31, 2019.

(c)
Represents the estimated income tax expense assuming the sale of the Vodafone Disposal Group was completed on March 31, 2019. The ultimate amount of income tax expense associated with the transaction may be lower as the amount will be based on a full year of Liberty Global’s results considering all other attributes and activities that occur through December 31, 2019.

(d)
The net after-tax gain on the sale of the Vodafone Disposal Group as been reflected as a direct adjustment to our retained earnings (accumulated deficit) in our unaudited condensed consolidated pro forma balance sheet. Due to its nonrecurring nature, this gain has not been reflected in the accompanying unaudited condensed consolidated pro forma statements of operations.

(2)
Represents the Term Loan Prepayment as if such prepayment was made on March 31, 2019 and the write-off of the associated deferred financing costs and original issue discount as of such date, which write-off resulted in a loss on extinguishment of debt of $16.0 million. This loss has been reflected as a direct adjustment to our retained earnings (accumulated deficit) in our unaudited condensed consolidated pro forma balance sheet. No assumed tax benefit was recognized with respect to this loss. Due to the nonrecurring nature of this item, this loss has not been reflected in our unaudited condensed consolidated pro forma statements of operations. No adjustments have been made to reflect (i) the potential settlement of existing derivative instruments related to the Term Loan Repayment (ii) any future amounts we may borrow against our Central and Eastern Europe operating segment.

LIBERTY GLOBAL PLC
Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements

(3)
In connection with the sale of the Vodafone Disposal Group, we have agreed to provide certain transitional services to Vodafone for a period of up to four years. These services principally comprise network and information technology-related functions. The annual charges will depend on the actual level of services required by Vodafone. The amounts presented in our unaudited condensed consolidated pro forma statements operations represent estimated revenue we expect to recognize and associated incremental costs we expect to incur during the first three or twelve months, as applicable, following the completion of the sale of the Vodafone Disposal Group associated with these transitional services, as if they were provided beginning on January 1, 2018.

(4)
Represents the assumed reduction of interest expense associated with the impact of (i) the Term Loan Prepayment, including related amortization of deferred financing costs and original issue discount, and (ii) the Vendor Financing Settlement, as if such transactions occurred on January 1, 2018. No adjustment has been made to reflect any future additional amounts we may determine to borrow against our Central and Eastern Europe operating segment. That operating segment reported $57.2 million of Adjusted OIBDA (as customarily defined by Liberty Global) during the three months ended March 31, 2019. Historically, we have generally sought to cause our operating subsidiaries to maintain their debt at levels that result in a consolidated debt balance that is between four and five times our consolidated Adjusted OIBDA. Assuming we were to borrow at our March 31, 2019 weighted average cost of debt, each $100.0 million of additional borrowings would increase our pro forma interest expense and loss from continuing operations attributable to Liberty Global shareholders by $1.1 million for the three months ended March 31, 2019 and by $4.6 million for the year ended December 31, 2018.

(5)
No adjustment has been made to reflect assumed income tax expense associated with the pre-tax pro forma adjustments due to the assumed use of existing tax attributes, including the impact of associated valuation allowances.